U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
         Section 17(a) of the  Public  Utility  Holding  Company  Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer subject to
    Section 16.  Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).
[X] Form 3 Holdings Reported
[ ] Form 4 Holdings Reported

1.   Name and Address of Reporting Person

     Mayer,         Frederic       A.
     --------------------------------------------
     (Last)         (First)        (Middle)

     14 Mount Pleasant Drive
     --------------------------------------------
                    (Street)

     Aston,              PA             19014
     --------------------------------------------
     (City)              (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     The New World Power Corporation -- (NWPCE)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     December 1999

5.   If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable) [ ] Director [ ] 10% Owner [X] Officer (give title below) [ ] Other (specify below)

                                      CFO
                         -------------------------------

7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of        2. Trans-       3. Trans-      4. Securities Acquired (A)     5. Amount of        6. Owner-         7. Nature
   Security           action          action         or Disposed of (D)             Securities          ship              of In-
   (Instr. 3)         Date            Code           (Instr. 3, 4 and 5)            Beneficially        Form:             direct
                                      (Instr.     --------------------------        Owned at End        Direct            Bene-
                      (Month/         8)                      (A)                   of Issuer's         (D) or            ficial
                       Day/                                    or                   Fiscal Year         Indirect          Owner-
                       Year)                       Amount     (D)     Price         (Instr. 3           (I)               ship
                                      Code                                          and 4)              (Instr. 4)        (Instr. 4)
-----------------  --------------  ----------     --------    ---    -------     ------------------  ----------------  -------------
N/A
====================================================================================================================================

                           Table   II   --   Derivative   Securities   Acquired,
                                   Disposed  of, or  Beneficially  Owned  (e.g.,
                                   puts, calls, warrants,  options,  convertible
                                   securities)
1.         2.        3.        4.         5.                 6.              7.              8.        9.        10.       11.
Title of   Conver-   Trans-    Transac-   Number of Deriv-   Date Exer-      Title and       Price     Number    Owner-    Nature
Deriva-    sion or   action    tion Code  ative Securities   cisable and     Amount of       of        of Deriv- ship      of In-
tive       Exercise  Date      (Instr.    Acquired (A) or    Expiration      Underlying      Deriv-    ative     of        direct
Security   Price of  (Month/   8)         Disposed of (D)    Date            Securities      ative     Secur-    Deriva-   Bene-
(Instr.    Deriv-    Day/                 (Instr. 3, 4,      (Month/Day/     (Instr. 3       Secur-    ities     tive      ficial
3)         ative     Year)                and 5)             Year)           and 4)          ity       Bene-     Secu-     Own-
           Security                       ------------------ --------------- --------------- (Instr.   ficially  ity:      ership
                                                                                             5)        Owned     Direct    (Instr.
                                                                                      Amount           at End    (D) or    4)
                                                             Date                     or               of        Indi-
                                                             Exer-   Expir-           Number           Year      rect (I)
                                                             cis-    ation   Title    of               (Instr.   (Instr.
                                  Code      (A)       (D)    able    Date             Shares           4)        4)
---------- --------- --------- ---------- --------  -------- ------- ------- ------  ------- --------- --------- --------- --------

---------- --------- --------- ---------- --------  -------- ------- ------- ------ -------- --------- --------- --------- --------

---------- --------- --------- ---------- --------  -------- ------- ------- -------- ------ --------- --------- --------- --------

====================================================================================================================================

Explanation of Responses:

                                   /s/ Frederic A. Mayer         7/7/00
                                   ---------------------    -----------------
                                   **Signature of                Date
                                     Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).